Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Jill Peters
(818) 871-8342
jpeters@thecheesecakefactory.com

Media Contacts: Kelly Striewski / Heather McGuire
B|W|R Public Relations
(310) 248-6164 / (310) 248-6141
kstriewski@bwr-la.com / hmcguire@bwr-la.com

THE CHEESECAKE FACTORY INTRODUCES

SUMMER 2008 MENU ADDITIONS

Twelve New Menu Items Launched; Weight Management Category Expanded

Calabasas Hills, CA – September 2, 2008 – Take a break from the summer heat and visit The Cheesecake Factory® to experience 12 fantastic new menu items ranging in price from $7.50 to $20.95.  This summer’s menu additions follow nearly a dozen new items that were introduced this past winter, including such hits as the Wasabi Crusted Ahi Tuna, Maple Pork Tenderloin, Turkey Pastrami Reuben, Vegetable Chopped Salad, Pasta Carbonara and Chicken Sliders.  As with the entire menu, the newest menu additions are freshly prepared in our restaurants every day and are available now at a Cheesecake Factory restaurant near you!

Highlights include the expansion of The Cheesecake Factory’s popular Weight Management category with the addition of a Weight Management Grilled Chicken™ featuring a lightly pounded chicken breast charbroiled and topped with a tomato and arugula salad, garnished with steamed white rice and asparagus.  In keeping with the existing Weight Management menu offerings, the Grilled Chicken entrée is also less than 590 total calories making it the perfect light summer fare.  Other key items include a White Chicken Chili—a generous bowl of chicken, white beans, roasted green chilies, onions, garlic and spices, garnished with steamed white rice and a made-from-scratch salsa; a Shrimp and Chicken Gumbo with andouille sausage, tomatoes, peppers, onions and garlic simmered in a spicy Cajun-style broth; and a Hot Turkey Supreme open-faced sandwich on fresh spinach, covered with white cheddar cheese sauce and topped with grilled tomato and bacon.

The Cheesecake Factory also introduced a limited edition 30th Anniversary Chocolate Cake Cheesecake in celebration of the 30 years since its first restaurant opened in Beverly Hills, California in 1978.  The four-layer cake combines two layers of our Original Cheesecake and two layers of our creamy Chocolate Fudge Cake filled with chocolate cream and finished with crunchy pearls of Valrhona chocolate.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

No menu change would be complete without one of The Cheesecake Factory’s signature cocktails and this summer is no different with the introduction of a refreshing Asian Pear Martini.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated (NASDAQ: CAKE) created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 143 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and fiscal 2007 average annual unit sales of approximately $10.4 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.7 million in fiscal 2007.  The Company also operates one unit of its newest concept, RockSugar Pan Asian Kitchen™, and two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 60 varieties of quality cheesecakes and other baked products.  Additionally, the Company licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® mark.  For more information, please visit thecheesecakefactory.com.

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